Exhibit 99.1
Reynolds American Inc.
P.O. Box 2990
Winston-Salem, NC 27102-2990

Contact:	Investor Relations:	Media:	RAI 2005-24
	Ken Whitehurst	Maura Payne
	(336) 741-0951	(336) 741-6996
RAI Year-to-date Results Reflect Merger Benefits;
Company Revises Full-Year Guidance
WINSTON-SALEM, N.C. — Oct. 26, 2005 — Reynolds American Inc. (NYSE: RAI) today reported third-quarter results that continue to demonstrate the benefits the company is deriving from the 2004 merger. RAI revised its earnings guidance for the full year, primarily to reflect incremental charges related to the tobacco quota buyout legislation. The pre-tax impact of those costs, totaling $127 million, is reflected in the company’s third-quarter and nine-month net income and earnings per share results.
“As we approach the end of the year, we are pleased that we have met all our major milestones and have built momentum for continued growth in 2006,” said Susan M. Ivey, chief executive officer and president of RAI. “We successfully rolled out R.J. Reynolds’ portfolio strategy, are achieving the merger synergies on schedule, and are well on the way to building a high-performance culture within the company.”
RAI’s third-quarter and nine-month results follow in two sections: one that presents measurements reported in accordance with U.S. generally accepted accounting principles (GAAP); and a second section that provides certain pro forma GAAP measurements, to provide additional perspective on the company’s performance.
GAAP Third Quarter and Nine Month Results — Highlights

	Third Quarter			Nine Months
			%			%
(dollars in millions, except per-share amounts)	2005[1]	2004[3,4]	Change	2005[2]	2004 [3,4]	Change
Net sales	$2,149	$1,866	15.2%	$6,209	$4,436	40.0%
Operating income	$357	$346	3.2%	$1,241	$833	49.0%
Net income	$213	$339	(37.2)%	$745	$612	21.7%
Net income per diluted share	$1.44	$2.66	(45.9)%	$5.05	$6.16	(18.0)%

1.	Third-quarter 2005 results include $53 million in incremental charges related to Phase II tobacco grower obligations and a $74 million incremental charge related to the stabilization inventory pool losses associated with the tobacco quota buyout program (FETRA), for a total of $127 million in incremental charges in the quarter.

2.	Nine-month 2005 results include the $53 million in incremental charges related to Phase II tobacco grower obligations, $81 million in incremental charges related to the stabilization inventory pool losses, as well as the benefit of a $79 million Phase II growers’ trust offset. These factors net to $55 million in charges for the nine-month period. Nine-month 2005 operating results also include net charges of $25 million related to the second-quarter sale of R.J. Reynolds’ packaging business.

3.	Third-quarter and nine-month 2004 operating results include the net benefit of a $7 million and $25 million reversal, respectively, for previously recorded restructuring charges. Nine-month 2004 results also reflect a $33 million charge in the first quarter of 2004 related to R.J. Reynolds’ settlement of the DeLoach case (the tobacco growers’ lawsuit).

4.	Net income in the third quarter of 2004 included a benefit of $141 million resulting from favorable resolution of certain prior-year tax matters.
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GAAP Balance Sheet Highlights (as of Sept. 30, 2005)

•	Cash and short-term investments:	$2.5 billion
•	Debt:	$1.8 billion
•	Equity:	$6.3 billion
•	Dividend:	$1.05 per share quarterly
$4.20 per share annualized
Third Quarter Financial Results (GAAP)
For the third quarter 2005, net sales were $2.15 billion, up 15.2 percent compared with $1.87 billion in 2004. The increase was due primarily to incremental revenues resulting from the July 30, 2004, business combination of R.J. Reynolds Tobacco Company and the U.S. operations of Brown & Williamson Tobacco Corporation (B&W), as well as improved pricing.
Operating income was $357 million, up 3.2 percent from the prior year period, due primarily to the same factors that positively impacted net sales, as well as merger-related synergies, partially offset by $127 million in incremental charges related to tobacco grower buyout legislation, as well as increased settlement expense.
Net income was $213 million, down 37.2 percent compared with the prior-year quarter, reflecting the impact of the factors cited above. In addition, net income for the prior-year period included $141 million in favorability resulting from resolution of certain prior-year tax matters. Earnings per diluted share were $1.44 compared with $2.66 in the prior-year period.
A table that details significant items that were included in GAAP earnings during the third-quarter periods of 2004 and 2005 is attached.
Nine-Month Financial Results (GAAP)
For the first nine months of 2005, net sales were $6.21 billion, up 40 percent compared with the first nine months of 2004, due primarily to incremental revenues resulting from the July 30, 2004 business combination of R.J. Reynolds Tobacco Co. and B&W, as well as improved pricing.
Operating income for the first nine months was $1.24 billion, up 49.0 percent from the year-ago period, reflecting the same factors that impacted net sales, as well as merger-related synergies. These were partially offset by $55 million net incremental charges related to tobacco quota buyout legislation, increased settlement expense, and $25 million in net charges related to the sale of R.J. Reynolds’ packaging business.
Net income of $745 million was up 21.7 percent from the first nine months of 2004, reflecting the same factors that affected nine-month operating income. The 2004 period also benefited from $141 million in tax favorability related to the resolution of certain prior-year tax matters. Earnings per diluted share were $5.05, compared with $6.16 in the prior-year period.
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Operating Company Volume
The following table summarizes third-quarter and nine-month 2005 U.S. cigarette shipment volume for RAI’s operating companies. The volume increases were driven by the addition of former B&W brands beginning July 30, 2004.

	For the Three Months			For the Nine Months
	Ended Sept. 30			Ended Sept. 30
			%			%
(volume in billions of units)	2005	2004	Change	2005	2004	Change
R.J. Reynolds volume	28.2	26.0	8.4%	80.7	63.6	26.9%
Full-price	17.0	15.9	7.1%	48.6	40.4	20.4%
Savings	11.2	10.1	10.4%	32.1	23.2	38.2%
Other volume [1]	0.6	0.6	0%	1.8	1.7	10.0%
Total domestic volume[2]	28.8	26.6	8.2%	82.6	65.3	26.5%

1.	Other volume includes U.S. volume for Lane Limited’s 2005 U.S. cigarette sales, as well as volume for Santa Fe Natural Tobacco Co., Puerto Rico and other U.S. territories.

2.	Amounts presented in this table are rounded on an individual basis and, accordingly, may not sum on an aggregate basis. Percentages are calculated from unrounded volume numbers.
Industry Volume and Mix
Based on information from Management Science Associates, Inc. (MSAi), industry volume for the third quarter of 2005 was 99.1 billion units, down 1.9 percent from the prior-year period. The industry’s full-price mix was 71.0 percent for the third quarter of 2005, up 1.0 percentage point from the year-ago quarter.
For the first nine months of 2005, industry volume was 287.1 billion units, down 2.8 percent from the prior-year period. Industry full-price mix was 71.3, up 1.6 percentage points compared with the first nine months of 2004.
Pro Forma GAAP Results
The following results are presented as if the business combination had been completed as of Jan. 1, 2004 (pro forma GAAP basis). A table that reconciles GAAP to pro forma GAAP is attached. This table also details significant adjustments that were included in GAAP earnings during the third-quarter and nine-month periods of 2004 and 2005.
Pro Forma GAAP Third Quarter and Nine Month Results — Highlights1

	Third Quarter			Nine Months
			%			%
(dollars in millions)	2005	2004	Change	2005	2004	Change
Net sales	$2,149	$2,092	2.7%	$6,209	$6,284	(1.2)%
Operating income	$357	$350	2.0%	$1,241	$1,003	23.7%
Net income	$213	$340	(37.4)%	$745	$713	4.5%

1.	See the Reconciliation of GAAP to Pro Forma GAAP Results table attached at the end of this document.
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On a pro forma GAAP basis, Reynolds American’s third-quarter 2005 operating earnings increased 2.0 percent to $357 million compared with the prior-year quarter. For the first nine months, RAI’s pro forma GAAP operating earnings increased 23.7 percent to $1.24 billion. During both 2005 periods, operating earnings were positively impacted by improved pricing, net merger-related synergies and other cost reductions. These factors were partially offset by lower volume, higher net costs related to settlements and tobacco grower legislation, and charges related to the sale of R.J. Reynolds’ packaging business.
Pro forma GAAP net income in the third quarter declined 37.4 percent, to $213 million. For the first nine months, pro forma GAAP net income rose 4.5 percent to $745 million. Net income for both periods was impacted by the factors cited above, and also reflects $141 million in tax favorability in the 2004 period related to the resolution of certain prior-year tax matters.
Pro Forma Operating Company Cigarette Volume

	For the Three Months			For the Nine Months
	Ended Sept. 30			Ended Sept. 30
			%			%
(volume in billions of units)	2005	2004	Change	2005	2004	Change
R.J. Reynolds volume	28.2	29.1	(3.0)%	80.7	85.6	(5.7)%
Full-price	17.0	17.3	(1.7)%	48.6	50.8	(4.2)%
Savings	11.2	11.7	(4.9)%	32.1	34.8	(7.7)%
Other volume[1]	0.6	0.6	(2.9)%	1.8	1.8	1.9%
Total domestic volume[2]	28.8	29.7	(3.0)%	82.6	87.5	(5.5)%

1.	Other volume includes U.S. cigarette volume for Santa Fe, Lane, and Puerto Rico and other U.S. territories.

2.	Amounts presented in this table are rounded on an individual basis and, accordingly, may not sum on an aggregate basis. Percentages are calculated from unrounded volume numbers.
R.J. Reynolds’ Shipment Volume (Pro Forma)
The following volume information is reported as if all brands were part of R.J. Reynolds beginning Jan. 1, 2004.
R.J. Reynolds’ 2005 third-quarter pro forma shipment volume of 28.2 billion units was down 3.0 percent, which includes the positive impact of trade inventory movements. For the first nine months, pro forma shipment volume declined 5.7 percent to 80.7 billion units. The company now estimates a full-year 2005 volume decline in line with its year-to-date performance.
For the quarter, full-price mix improved to 60.4 percent, up 0.8 percentage points from the year-ago quarter. For the first nine months of 2005, full-price mix improved 0.9 percentage points to 60.2 percent.
R.J. Reynolds’ Retail Share (Pro Forma)
The following share information is reported as if all brands were part of R.J. Reynolds beginning Jan. 1, 2004.
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R.J. Reynolds’ third-quarter 2005 share of U.S. retail cigarette sales was 29.66 percent, down 1.08 percentage points from the prior-year period. As expected under R.J. Reynolds’ brand portfolio strategy, which focuses resources behind investment brands Camel and Kool, these brands’ growth partially offset declines on the company’s selective support and non-support brands.
In the third quarter, Camel’s filtered styles and Kool gained 0.43 share points on a combined basis compared to the same period in 2004, totaling 9.55 share points in the quarter. Camel continued its growth trend, gaining 0.18 share points over the prior-year period. Year to date, compared to the same nine-month period of 2004, Camel has gained 0.32 share points. Kool gained 0.24 share points in the quarter versus the prior-year period, benefiting from the enhanced retail presence and increased marketing support it received as an R.J. Reynolds investment brand. Year to date, Kool has gained 0.16 share points. R.J. Reynolds’ selective support and non-support brands were down 1.51 share points in the quarter versus the year-ago quarter.
Reynolds American Outlook
“We’ve adjusted our outlook for the year to reflect the third-quarter charges related to the tobacco quota legislation,” said Dianne M. Neal, Reynolds American’s chief financial officer. “Excluding those charges, we are delivering against the plans we set for 2005. As we move forward, our focused marketplace approach and continuous productivity gains will be the drivers that enable us to deliver sustainable earnings growth.”
Reynolds American expects the following for 2005:
•	Operating income of $1.55 billion to $1.60 billion;

•	Net income of $940 million to $970 million; and

•	Diluted earnings per share of $6.35 to $6.55.
Among the factors contributing to operating results are:
•	Incremental synergies of approximately $350 million;

•	Merger-related expenses of approximately $115 million; and

•	Total MSA and quota buyout expenses of approximately $3.0 billion.
Reynolds American expects merger-related cash costs of approximately $225 million in 2005.
Today’s guidance excludes any potential impact of the annual assessment of intangible asset valuations.
The company expects to end the year with cash and short-term investments of approximately $2.7 billion and $1.8 billion in debt.
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Conference Call Webcast Today
Reynolds American will webcast a conference call to discuss third-quarter and nine-month 2005 financial results at 9:30 a.m. Eastern Time on Wednesday, October 26. The call will be available live online on a listen-only basis. To register for the call, please visit the “Investors” section of www.ReynoldsAmerican.com. A replay of the call will be available on the site for seven days. Remarks made during the conference call will be current at the time of the call and will not be updated to reflect subsequent material developments. Although news media representatives will not be permitted to ask questions during the call, they are welcome to monitor the remarks on a listen-only basis. Following the call, media representatives may direct inquiries to Maura Payne at (336) 741-6996.
Cautionary Information Regarding Forward-Looking Statements
Statements included in this news release that are not historical in nature are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements regarding RAI’s future performance and financial results inherently are subject to a variety of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include the substantial and increasing regulation and taxation of the cigarette industry; various legal actions, proceedings and claims relating to the sale, distribution, manufacture, development, advertising, marketing and claimed health effects of cigarettes that are pending or may be instituted against RAI or its subsidiaries; the substantial payment obligations and limitations on the advertising and marketing of cigarettes under various litigation settlement agreements; the continuing decline in volume in the domestic cigarette industry; competition from other cigarette manufacturers, including increased promotional activities and the growth of deep-discount brands; the success or failure of new product innovations and acquisitions; the responsiveness of both the trade and consumers to new products and marketing and promotional programs; the ability to realize the benefits and synergies arising from the combination of R.J. Reynolds Tobacco Company and the U.S. cigarette and tobacco business of B&W; any potential costs or savings associated with realigning the cost structure of RAI and its subsidiaries; the ability to achieve efficiencies in manufacturing and distribution operations without negatively affecting sales; the cost of tobacco leaf and other raw materials and commodities used in products, including future market pricing of tobacco leaf which could adversely impact inventory valuations; the effect of market conditions on the performance of pension assets, foreign currency exchange rate risk, interest rate risk and the return on corporate cash; any adverse effects of regulatory changes on pension expense or required funding; the ratings of securities issued by R.J. Reynolds Tobacco Holdings, Inc.; any adverse impacts from the transition of the packaging operations formerly conducted by RJR Packaging, LLC, a wholly owned subsidiary of R.J. Reynolds Tobacco Company, to the buyers of RJR Packaging, LLC’s businesses; and the potential existence of significant deficiencies or material weaknesses in internal controls over financial reporting that may be identified during the performance of testing required under Section 404 of the Sarbanes-Oxley Act of 2002. Due to these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Except as provided by federal securities laws, RAI is not required to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Reynolds American Inc. is the parent company of R.J. Reynolds Tobacco Company, Santa Fe Natural Tobacco Company, Inc., Lane Limited and R.J. Reynolds Global Products, Inc. R.J. Reynolds Tobacco Company, the second-largest U.S. tobacco company, manufactures about one of every three cigarettes sold in the United States, including five of the nation’s 10 best-selling brands: Camel, Winston, Kool, Salem and Doral. Santa Fe Natural Tobacco Company, Inc. manufactures Natural American Spirit cigarettes and other tobacco products, and markets them both nationally and internationally. Lane Limited manufactures several roll-your-own, pipe tobacco and little cigar brands, and distributes Dunhill tobacco products. R.J. Reynolds Global Products, Inc. manufactures, sells and distributes American-blend cigarettes and other tobacco products to a variety of customers worldwide. Copies of RAI’s news releases, annual reports, SEC filings and other financial materials are available on the company’s Web site, www.ReynoldsAmerican.com.
(financial tables follow)

REYNOLDS AMERICAN INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME-GAAP
(Dollars in Millions, Except Per Share Amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Net sales	$2,149	$1,866	$6,209	$4,436

Cost of products sold	1,384	1,139	3,736	2,647
Selling, general and administrative expenses	399	377	1,175	970
Loss on sale of assets	—	—	25	—
Amortization expense	9	11	33	11
Restructuring adjustments	—	(7)	(1)	(25)

Operating income	357	346	1,241	833

Interest and debt expense	31	21	81	62
Interest income	(23)	(7)	(53)	(16)
Other (income) expense, net	7	(1)	14	4

Income from continuing operations before income taxes	342	333	1,199	783

Provision for income taxes	129	43	454	221

Income from continuing operations	213	290	745	562

Gain on sale of discontinued businesses, net of income taxes (1)	—	—	—	1

Income before extraordinary item	213	290	745	563

Extraordinary item, net of income taxes (2)	—	49	—	49

Net income	$213	$339	$745	$612

Basic income per share:
Income from continuing operations	$1.45	$2.29	$5.05	$5.70
Gain on sale of discontinued businesses (1)	—	—	—	0.01
Extraordinary item (2)	—	0.38	—	0.50

Net income	$1.45	$2.67	$5.05	$6.21

Diluted income per share:
Income from continuing operations	$1.44	$2.28	$5.05	$5.66
Gain on sale of discontinued businesses (1)	—	—	—	0.01
Extraordinary item (2)	—	0.38	—	0.49

Net income	$1.44	$2.66	$5.05	$6.16

Basic weighted average shares, in thousands	147,396	126,885	147,388	98,549

Diluted weighted average shares, in thousands	147,584	127,467	147,581	99,351

(1)	The 1999 gain on the sale of the international tobacco business was adjusted as a result of a favorable resolution of prior-year tax matters.

(2)	Includes primarily adjustments to the 2000 extraordinary gain on acquisition, resulting from favorable resolution of prior-years’ tax matters.

REYNOLDS AMERICAN INC.
Reconciliation of 2004 GAAP Results to 2005 GAAP Results
(Dollars in Millions)
(Unaudited)

	Third Quarter		Nine Months
	Operating	Net	Operating	Net
	Income	Income	Income	Income
2004 Results	$346	$339	$833	$612
Deduct 2004 restructuring and impairment adjustments	(7)	(4)	(25)	(14)
Add back 2004 settlement of tobacco growers’ lawsuit	—	—	33	20
Add back 2004 merger/integration costs	62	44	87	60
Deduct 2004 favorable resolution of tax matters	—	(96)	—	(96)
Deduct 2004 gain on discontinued businesses	—	—	—	(1)
Deduct 2004 extraordinary gain on acquisition	—	(49)	—	(49)
Merger/integration costs	(36)	(22)	(88)	(55)
Loss on sale of assets	—	—	(25)	(16)
Phase II growers’ trust offset	—	—	79	49
Phase II growers’ trust related expenses	(53)	(33)	(53)	(33)
Federal tobacco buyout assessment	(74)	(46)	(81)	(50)
Operations and other	119	80	481	318

2005 Results	$357	$213	$1,241	$745

CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)

	September 30,	December 31,
	2005	2004
	(Unaudited)
Assets
Cash and cash equivalents	$1,392	$1,499
Short-term investments	1,118	473
Other current assets	2,324	2,652
Trademarks, net	2,390	2,403
Goodwill	5,685	5,685
Other noncurrent assets	1,607	1,716

	$14,516	$14,428

Liabilities and shareholders’ equity
Tobacco settlement and related accruals	$2,174	$2,381
Current maturities of long-term debt	191	50
Accrued liabilities and other current liabilities	1,788	1,624
Long-term debt (less current maturities)	1,564	1,595
Deferred income taxes	676	805
Long-term retirement benefits	1,597	1,469
Other noncurrent liabilities	277	328
Shareholders’ equity	6,249	6,176

	$14,516	$14,428

REYNOLDS AMERICAN INC.
Reconciliation of GAAP to Pro-forma GAAP Results
The pro-forma GAAP results for the quarter and nine months ended September 30, 2004, are presented as if the merger had been completed on January 1, 2004.

	Third Quarter		Nine Months
	2005	2004	2005	2004
Operating income:
RAI GAAP	$357	$346	$1,241	$833
B&W/Lane GAAP results	—	102	—	328
Proforma adjustments	—	(98)	—	(158)

RAI pro-forma GAAP	$357	$350	$1,241	$1,003

The proforma GAAP operating results include the following expenses (income):

RAI merger/integration costs	36	62	88	87
RAI loss on sale of assets	—	—	25	—
RAI Phase II growers’ trust offset	—	—	(79)	—
RAI Phase II growers’ trust related expenses	53	—	53	—
RAI federal tobacco buyout assessment	74	—	81	—
RJR net restructuring charges (adjustments)	—	(7)	(1)	(25)
RJR settlements	—	—	—	33
B&W merger/integration costs	—	20	—	34
B&W restructuring charge	—	—	—	1

Net income:
RAI GAAP	$213	$339	$745	$612
B&W/Lane GAAP Results	—	60	—	180
Proforma adjustments	—	(59)	—	(79)

RAI pro-forma GAAP	$213	$340	$745	$713

The proforma GAAP results include the following expenses (income):
RAI merger/integration costs	22	44	55	60
RAI loss on sale of assets	—	—	16	—
RAI Phase II growers’ trust offset	—	—	(49)	—
RAI Phase II growers’ trust expense	33	—	33	—
RAI federal tobacco buyout assessment	46	—	50	—
RJR net restructuring charges (adjustments)	—	(4)	(1)	(14)
RJR settlements	—	—	—	20
RJR favorable resolution of tax matters	—	(96)	—	(96)
RAI gain on sale of discontinued operations	—	—	—	(1)
RAI extraordinary gain on acquisition	—	(49)	—	(49)
B&W merger/integration costs	—	12	—	21
B&W restructuring charge	—	—	—	1